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                                                                  EXHIBIT (b)(2)

     [LETTERHEAD OF FRANK L. GROSSMAN, FIRST CHICAGO CAPITAL MARKETS, INC.]



                                                                December 5, 1998



Dexter Corporation
One Elm Street
Windsor Locks, CT 06096-2334

Attention:  Ms. Kathleen Burdett
            Vice President and
            Chief Financial Officer

Gentlemen/Ladies:

Dexter Corporation (the "Borrower"), The First National Bank of Chicago (the "Agent") and First Chicago Capital Markets, Inc. (the "Arranger") are party to a certain commitment letter (as amended, the "Commitment Letter"), dated July 6, 1998. The commitment Letter relates to proposed Credit Facilities aggregating $600,000,000 (the "Facilities") to be used by Dexter for various corporate purposes, including the financing of the acquisition of Life Technologies, Inc.

In order to accommodate certain potential changes in the transactions contemplated by the Commitment Letter, the Borrower has asked the Agent and the Arranger to agree to certain amendments to the Term Sheet (as defined in the Commitment Letter) and to seek the consent to such amendments of the Lenders which have previously committed to participate in the Facilities. Subject to the following sentence, upon the acceptance of this letter by the Borrower, the Term Sheet shall be amended as set forth on Exhibit A to this letter. Notwithstanding the foregoing, the Term Sheet shall not be amended, and this letter shall be without effect, unless and until such time as the Exhibit A changes to the Term Sheet have also been agreed to by Lenders that have previously committed an aggregate amount of not less than $600 million to the Facilities.

Except as provided herein, the Commitment Letter and Term Sheet shall be unmodified and remain in full force and effect.
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Please sign and return the acceptance copy of this letter to the Agent to evidence your agreement herewith. The proposed amendment shall not become effective unless the Borrower has accepted this letter on or prior to December 10, 1998.

                                            Yours truly,

                                            The First National Bank of Chicago


                                            By: /s/ Frank L. Grossman
                                                -------------------------------
                                                Title: First Vice President


                                            First Chicago Capital Markets, Inc.


                                            By: /s/ Frank L. Grossman
                                                -------------------------------
                                                Title: Managing Director


Accepted and Agreed:
Dexter Corporation


By: /s/ Kathleen Burdett
    -------------------------------------------------
    Title: Vice President and Chief Financial Officer


Date: 12/6/98
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                                    EXHIBIT A

                  The condition set forth under "Acquisition" is hereby amended by deleting the requirement that, after giving effect to the consummation of the offer to purchase, the Borrower will not own less than 80% of the shares of each outstanding class of equity securities of the Target. As a result of such Amendment, the language under the heading "The Credit Agreement: -Conditions
Precedent: -Acquisition" is hereby amended and restated as follows:

                  Acquisition:      The material terms and conditions of the
                                    offer to purchase pursuant to which the
                                    Acquisition is to be effected, including without limitation the consideration for and structure of the Acquisition, shall be reasonably acceptable to the Agent, and the conditions therein shall have been satisfied
                                    (or waived with the consent of the Agent, which consent shall not be unreasonably withheld). There shall exist no legal or practical impediment to the consummation of a merger (other than receipt of the requisite number of votes of LTI shareholders sufficient to consummate such merger).